April 13, 2011

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read the comments made regarding us in the Form 6-K of Plastec Technologies, Ltd. dated and filed April 13, 2011, and are in agreement with those statements.

/s/ Crowe Horwath LLP
Crowe Horwath LLP
New York, New York

cc:	Mr. Joseph Yiu Wah Chow
Audit Committee Chairman
Plastec Technologies, Ltd.